Exhibit 17.1

December 15, 2008

Mr. Martin A. Mattingly

Chief Executive Officer

Trimeris, Inc.

2530 Meridian Parkway, 2nd Floor

Durham, NC 27713

Dear Martin:

I hereby resign from the Board of Directors of Trimeris, Inc.

Sincerely,

/s/ Kevin Tang

Kevin Tang

Cc: Michael Alrutz